Exhibit 3.1

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
IRWIN FINANCIAL CORPORATION

SETTING FORTH  TERMS OF
SERIES A FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED SHARES

The Articles of Incorporation of Irwin Financial Corporation were amended by adding Section 5.32 thereto as follows:

Section 5.32. By resolution adopted on November 30, 2006, the Board of Directors of Irwin Financial Corporation (the "Corporation"), has established and designated a series of Preferred shares to be called the Series A Floating Rate Non-Cumulative Perpetual Preferred Shares, to consist of 15,000 shares having the following terms:

Section 5.32.1. Designation. The distinctive serial designation of such series of Preferred Shares is "Series A Floating Rate Non-Cumulative Perpetual Preferred Shares" ("Series A Perpetual Preferred Shares"). Each share of Series A Perpetual Preferred Shares shall be identical in all respects to every other share of Series A Perpetual Preferred Shares, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 5.32.4(a) below. The Series A Perpetual Preferred Shares are issuable in whole shares only.

Section 5.32.2. Number of Shares. The authorized number of shares of Series A Perpetual Preferred Shares shall be 15,000. Shares of Series A Perpetual Preferred Shares that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued preferred shares, no par value, undesignated as to series.

Section 5.32.3. Definitions. As used herein with respect to Series A Perpetual Preferred Shares:

(a) "Articles of Amendment" means this Articles of Amendment relating to the Series A Perpetual Preferred Shares, as it may be amended from time to time.

(b) "Articles of Incorporation" shall mean the amended and restated articles of incorporation of the Corporation, as it may be amended from time to time, and shall include this Articles of Amendment.

(c) "By-Laws" means the code of bylaws of the Corporation, as they may be amended from time to time.

(d) "Business Day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

(e) "Calculation Agent" means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series A Perpetual Preferred Shares are outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(f) "Common Shares" means the common shares, no par value, of the Corporation.

(g) "DTC" means The Depository Trust Company, together with its successors and assignees.

(h) "Junior Stock" means the Common Shares and any other class or series of stock of the Corporation (other than Series A Perpetual Preferred Shares) that ranks junior to Series A Perpetual Preferred Shares either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, "Junior Stock" shall not include any debt securities of the Corporation relating to trust preferred securities issued by entities created by the Corporation for the purpose of issuing such securities ("Trust Preferred Securities"), nor such Trust Preferred Securities.

(i) "London Business Day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

(j) "Parity Stock" means any class or series of stock of the Corporation (other than Series A Perpetual Preferred Shares) that ranks equally with the Series A Perpetual Preferred Shares in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, "Parity Stock" shall not include any debt securities of the Corporation relating to Trust Preferred Securities, nor such Trust Preferred Securities.

(k) "Preferred Shares" means any and all series of preferred shares, no par value, of the Corporation, including the Series A Perpetual Preferred Shares.

(l) "Representative Amount" means, at any time, an amount that, in the Calculation Agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

(m) "Telerate Page" means the display on Telerate Monitor, on the page or pages specified in Section 5.32.4 below or any such other page or pages or service as may replace it for purposes of displaying London inter-bank offered rates of major banks for U.S. dollar deposits.

(n) "Voting Preferred Shares" means, with regard to any election or removal of a Preferred Shares Director (as defined in Section 5.32.8(b) below) or any other matter as to which the holders of Series A Perpetual Preferred Shares are entitled to vote as specified in Section 5.32.8 of this Articles of Amendment, any and all series of Preferred Shares (other than Series A Perpetual Preferred Shares) that rank equally with Series A Perpetual Preferred Shares either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 5.32.4.   Dividends.  (a) Rate. Holders of Series A Perpetual Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends at the rate determined as set forth below in this Section 5.32.4(a) applied to the liquidation preference amount of $1,000.00 per Series A Perpetual Preferred Share. Such dividends shall be payable quarterly in arrears (as provided below in this Section 5.32.4(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on March 31, June 30, September 30 and December 31 (each, a "Dividend Payment Date"), commencing on March 31, 2007; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Perpetual Preferred Shares on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day, unless such immediately succeeding Business Day falls in the next calendar month, in which case such Dividend Payment Date shall instead be (and any such dividend shall instead be payable on) the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay). Dividends on Series A Perpetual Preferred Shares shall not be cumulative; holders of Series A Perpetual Preferred Shares shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee of the Board of Directors and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Holders of Series A Perpetual Preferred Shares shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Perpetual Preferred Shares as specified in this Section 5.32.4 (subject to the other provisions of this Articles of Amendment).

Dividends that are payable on Series A Perpetual Preferred Shares on any Dividend Payment Date will be payable to holders of record of Series A Perpetual Preferred Shares as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a "Dividend Period") shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series A Perpetual Preferred Shares, provided that, for any share of Series A Perpetual Preferred Shares issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose) and shall end on and include the calendar day preceding the next Dividend Payment Date. Dividends payable on the Series A Perpetual Preferred Shares in respect of any Dividend Period shall be computed by the Calculation Agent on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period, except that dividends for the initial period will be calculated from the original issue date.

     The dividend rate on the Series A Perpetual Preferred Shares, for each Dividend Period, shall be at an annual rate equal to the greater of (1) 3.25% above LIBOR (as defined below) on the related LIBOR determination date for such Dividend Period and (2) 6.50%. LIBOR, with respect to any Dividend Period, means the annual offered rate expressed as a percentage for three-month deposits in U.S. dollars, beginning on the first day of such Dividend Period, as that rate appears on Telerate Page 3750 as of 11:00 a.m. London time, on the second London Business Day immediately preceding the first day of such Dividend Period.

     If the rate described in the preceding paragraph does not appear on Telerate Page 3750, LIBOR shall be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such Dividend Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: three-month deposits in U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate at approximately 11:00 a.m., London time. If at least two quotations are provided, LIBOR on the second London Business Day immediately preceding the first day of such Dividend Period shall be the arithmetic mean of such quotations.

     If fewer than two quotations are provided as described in the preceding paragraph, LIBOR on the second London Business Day immediately preceding the first day of such Dividend Period shall be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 a.m. New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period, by three major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount.

     If fewer than three banks selected by the Calculation Agent are quoting as described in the preceding paragraph, LIBOR for such Dividend Period shall be LIBOR in effect for the prior Dividend Period.

     The Calculation Agent's determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation's principal offices and will be available to any stockholder upon request and will be final and binding in the absence of manifest error.

(b) Priority of Dividends.  So long as any Series A Perpetual Preferred Shares remain outstanding for any Dividend Period, unless the full dividends for the four (4) most recent consecutive Dividend Periods on all outstanding Series A Perpetual Preferred Shares have been declared and paid, or declared and a sum sufficient for the payment thereof has been set aside (or, in the event that there have been fewer than four (4) Dividend Periods since the original issue date, for each Dividend Period since the original issue date), no dividend shall be declared or paid on any shares of Parity Stock or Junior Stock, and no Parity Stock or Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of (i) the exchange or conversion of shares of Junior Stock for or into shares of other Junior Stock (ii) the Corporation's obligations under any employee benefit or shareholder rights plans of the Corporation or (iii) the Corporation's obligations pursuant to any contract or security outstanding on the date hereof, which contract or security requires the Corporation to purchase shares of the Common Shares). Subject to this Section 5.32.4(b), but not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Perpetual Preferred Shares shall not be entitled to participate in any such dividend.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) on the Series A Perpetual Preferred Shares and any shares of Parity Stock, all dividends declared on the Series A Perpetual Preferred Shares and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Perpetual Preferred Shares and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Section 5.32.5.   Qualifications of Dividends. If, prior to 18 months after the date of the original issuance of the Series A Perpetual Preferred Shares, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series A Perpetual Preferred Shares for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

1-[.35(1-.70)]
1-[.35(1-DRP)]

For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series A Perpetual Preferred Shares, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

     If any such amendment to the Code is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Corporation on such Dividend Payment Date, will be payable (if declared) to holders of Series A Perpetual Preferred Shares on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date or, if the Series A Perpetual Preferred Shares are called for redemption prior to such Dividend Payment Record Date, to holders of Series A Perpetual Preferred Shares on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend so payable on the Series A Perpetual Preferred Shares, then such amendment will not result in the payment of Post Declaration Date Dividends. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

     If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Perpetual Preferred Shares (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series A Perpetual Preferred Shares on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to holders of Series A Perpetual Preferred Shares on the Dividend Payment Record Date following the date of enactment) or, if the Series A Perpetual Preferred Shares are called for redemption prior to such Dividend Payment Record Date, to holders of Series A Perpetual Preferred Shares on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Corporation on each Affected Dividend Payment Date. The Corporation will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series A Perpetual Preferred Shares, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

      Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series A Perpetual Preferred Shares that reduces the Dividends-Received Percentage.

      In the event that the amount of dividends payable per share of the Series A Perpetual Preferred Shares are adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Corporation will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of Series A Perpetual Preferred Shares.

Section 5.32.6.   Liquidation Rights. (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Perpetual Preferred Shares shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of any Junior Stock, in full an amount equal to $1,000 per share, together with an amount equal to all dividends accrued, on a per diem basis, since the last Dividend Payment Date (the "Liquidation Preference") but not paid prior to the date of payment of such distribution, whether or not such dividends have been declared.

(b) Partial Payment. If in any distribution described in Section 5.32.6(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference in full to all holders of Series A Perpetual Preferred Shares and the liquidation preference in full to all holders of any Parity Stock, the amounts paid to the holders of Series A Perpetual Preferred Shares and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the aggregate Liquidation Preference of the holders of Series A Perpetual Preferred Shares and aggregate liquidation preference the holders of all such other Parity Stock.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Perpetual Preferred Shares and liquidation preference has been paid in full to all holders of any Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences, without any participation by the Holders of the Series A Perpetual Preferred Shares.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5.32.6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Perpetual Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.32.7. Redemption. (a) Optional Redemption. The Series A Perpetual Preferred Shares may not be redeemed by the Corporation prior to December 21, 2011. On or after December 21, 2011, the Corporation, at its option and subject to the prior approval of the Federal Reserve if required for the Corporation's desired capital treatment, may redeem, in whole at any time or in part from time to time, the shares of Series A Perpetual Preferred Shares at the time outstanding, upon notice given as provided in Section 5.32.7(c) below, at a redemption price equal to $1,000.00 per share, together with an amount equal to all accumulated and unpaid dividends since the last Dividend Payment Date, up to but excluding the redemption date, whether or not declared. The redemption price for any shares of Series A Perpetual Preferred Shares shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 5.32.4 above.

(b) No Sinking Fund. The Series A Perpetual Preferred Shares will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series A Perpetual Preferred Shares will have no right to require redemption, repurchase or retirement of any shares of Series A Perpetual Preferred Shares.

(c) Notice of Redemption. Notice of every redemption of shares of Series A Perpetual Preferred Shares shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Perpetual Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Perpetual Preferred Shares. Notwithstanding the foregoing, if the Series A Perpetual Preferred Shares or any depositary shares representing interests in the Series A Perpetual Preferred Shares are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Perpetual Preferred Shares at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A Perpetual Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series A Perpetual Preferred Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Perpetual Preferred Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof; provided however that the Corporation shall have no obligation to issue any fractional shares of Series A Perpetual Preferred Shares, but instead shall pay the holder the proportionate amount of the redemption price of such fractional shares.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 5.32.8.  Voting Rights. (a) General. The holders of Series A Perpetual Preferred Shares shall not have any voting rights except as set forth below or as otherwise from to time required by law.

(b) Right to Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of Series A Perpetual Preferred Shares shall not have been declared and paid on any four (4) consecutive Dividend Payment Dates or any six (6) Dividend Periods, whether or not consecutive (a "Nonpayment Event"), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series A Perpetual Preferred Shares, together with the holders of any outstanding shares of Voting Preferred Shares, voting together as a single class, shall be entitled to elect the two additional directors (the "Preferred Shares Directors"), provided that it shall be a qualification for election for any such Preferred Shares Director that the election of such director shall not cause the Corporation to violate (x) the corporate governance requirement of The New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange or other trading facility, on which securities of the Corporation may then be primarily listed or traded, as applicable, that listed or traded companies must have a majority (or other specified percentage) of independent directors or (y) any requirement or policy of any bank regulatory authority having jurisdiction over the Corporation or its banking subsidiaries; and provided further, that the Board of Directors shall at no time include more than two Preferred Shares Directors (including, for purposes of this limitation, all directors that holders of Voting Preferred Shares are entitled to elect pursuant to like voting rights).

     In the event that the holders of the Series A Perpetual Preferred Shares, and such other holders of Voting Preferred Shares, shall be entitled to vote for the election of the Preferred Shares Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting that shall be called by the Board of Directors of the Corporation within 60 days following a Nonpayment Event, and thereafter at each subsequent annual meeting of stockholders of the Corporation.

      When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Perpetual Preferred Shares for at least twelve (12) consecutive Dividend Periods after a Nonpayment Event, or (ii) in the event all outstanding Series A Perpetual Preferred Shares and any Parity Stock shall have been redeemed or called for redemption upon the delivery of evidence reasonably satisfactory to a majority of the holders of the Series A Perpetual Preferred Shares that sufficient funds have been set aside by the Corporation for the benefit of the holders of the Series A Perpetual Preferred Shares and any Parity Stock, then, in each case, the right of the holders of Series A Perpetual Preferred Shares to elect the Preferred Shares Directors shall cease (but subject always to revesting of such voting rights in the case of the subsequent occurrence of a Nonpayment Event) and, if and when any rights of holders of Series A Perpetual Preferred Shares and Voting Preferred Shares to elect the Preferred Shares Directors shall have ceased, the terms of office of all the Preferred Shares Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

     Any Preferred Shares Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Perpetual Preferred Shares and Voting Preferred Shares, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Shares Director (other than prior to the initial election of Preferred Shares Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Shares Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series A Perpetual Preferred Shares and Voting Preferred Shares, when they have the voting rights described above (voting together as a single class). The Preferred Shares Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Shares Director elected at any special meeting of stockholders or by written consent of the other Preferred Shares Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

(c) Other Voting Rights. So long as any shares of Series A Perpetual Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least a majority of the shares of Series A Perpetual Preferred Shares (subject to the last paragraph of this Section 5.32.8(c)) at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series A Perpetual Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation (for the avoidance of doubt, "capital stock" for this purpose shall not include any debt securities of the Corporation relating to Trust Preferred Securities, nor such Trust Preferred Securities);

(ii) Amendment of Series A Perpetual Preferred Shares. Any amendment, alteration or repeal of any provision of the Articles of Incorporation, whether by merger or consolidation or otherwise, so as to materially and adversely affect any special rights, preferences, privileges or voting powers of the Series A Perpetual Preferred Shares; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Perpetual Preferred Shares, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Perpetual Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Perpetual Preferred Shares immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 5.32.8(c), any increase in the amount of the authorized or issued Series A Perpetual Preferred Shares or authorized Preferred Shares, or the authorization, creation and issuance, or an increase in the authorized or issued amount, of any Junior Stock or Parity Stock will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Perpetual Preferred Shares; and provided further that this Section 5.32.8 shall not apply if, at or prior to the time when the act with respect to such vote would otherwise be required shall be effected, all outstanding Series A Perpetual Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holder of the Series A Perpetual Preferred Shares.

(d) Changes for Clarification. Without the consent of the holders of Series A Perpetual Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Perpetual Preferred Shares, the Corporation may amend, alter, supplement or repeal any terms of the Series A Perpetual Preferred Shares:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Articles of Amendment that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series A Perpetual Preferred Shares that is not inconsistent with the provisions of this Articles of Amendment.

(e) Changes After Provision for Redemption. No vote or consent of the holders of Series A Perpetual Preferred Shares shall be required pursuant to Section 5.32.8(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Perpetual Preferred Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 5.32.7 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Perpetual Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility on which the Series A Perpetual Preferred Shares are listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Perpetual Preferred Shares and any Voting Preferred Shares has been cast or given on any matter on which the holders of shares of Series A Perpetual Preferred Shares are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Section 5.32.9.  Conversion.  The Series A Perpetual Preferred Shares are not convertible into, or exchangeable for, other securities or property of the Corporation.

Section 5.32.10.  Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Perpetual Preferred Shares may deem and treat the record holder of any share of Series A Perpetual Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 5.32.11.  Notices. Other than as provided in Section 5.32.7(c) above, all notices or communications in respect of Series A Perpetual Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Articles of Amendment, in the Articles of Incorporation or By-Laws or by applicable law.

Section 5.32.12.  No Preemptive Rights. No share of Series A Perpetual Preferred Shares shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 5.32.13.  Other Rights. The shares of Series A Perpetual Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

Section 5.32.14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Perpetual Preferred Shares set forth in these Articles of Amendment are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Series A Perpetual Preferred Shares set forth in these Articles that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Perpetual Preferred Shares herein set forth shall be deemed dependent upon any other provision hereof unless so expressed herein.